Exhibit 99.1

AVITA Medical, Inc. Names Michael Holder as Chief Financial Officer

March 22, 2021

VALENCIA, Calif. and MELBOURNE, Australia, March 22, 2021 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (Nasdaq: RCEL; ASX: AVH) (“AVITA Medical”), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today the appointment of Michael Holder as Chief Financial Officer effective March 22, 2021. Mr. Holder will assume responsibility for overseeing the global finance, accounting, M&A, and investor relations functions and will be based in AVITA’s Valencia office in California.

“Michael’s extensive background in finance, M&A, business development, strategy, and operations, along with his demonstrated track record of creating and realizing shareholder value for private and public companies in the cell and gene therapy and other industries, will certainly strengthen our leadership team,” said Dr. Mike Perry, AVITA Medical’s Chief Executive Officer.

Mr. Holder commented, “I am excited to join the AVITA Medical team. I believe the opportunity for growth at Avita Medical is tremendous given its initial FDA approved burn indication, promising clinical portfolio, development pipeline, M&A related opportunities, and its smart and dedicated team operating with Dr. Perry’s leadership.”

A seasoned executive with more than 25 years of experience, Mr. Holder has served in senior financial, executive management, and board roles with leading private and public companies in the medtech, biotech, and pharma related industries. Most recently, he served as Chief Financial Officer with ImmuneCyte, Inc., a global clinical stage biopharmaceutical company with innovative cell and gene immune-oncology therapeutics. At ImmuneCyte, Inc., Mr. Holder led preparations for a major IPO or SPAC transaction and was responsible for the development of financial team and infrastructure capital raises, M&A, and external audits.

Prior to ImmuneCyte, Inc., Mr. Holder was CEO and Portfolio Manager at Carolina Longevity Institute, LLC, a global investment company focused on investments in medtech, biotech and pharma companies that improve healthspan and longevity. At Carolina Longevity Institute, LLC, Mr. Holder managed all investment, financial, administrative, corporate development, and operational activities. Prior to Carolina Longevity Institute, LLC, Mr. Holder was initially CFO and later Chairman and CEO at Organ Transport Systems, Inc., a medical device company, where he built the company from early stage through multiple financing rounds as well as research, regulatory, and commercial launch activities. Prior to Organ Transport Systems, Inc., Mr. Holder was the CFO of three public or private medtech and pharma related companies.

Mr. Holder holds a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania, a Bachelor of Science in Business Administration from the Kenan-Flagler Business School at the University of North Carolina., and previously obtained his CPA.

About AVITA Medical, Inc.:

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES ® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL ® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns in patients 18 years and older. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device for a full description of indications for use and important safety information including contraindications, warnings and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe.

For Further Information:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com